Exhibit 10.24

UNSECURED LOAN AGREEMENT

US$1,500,000

THIS UNSECURED LOAN AGREEMENT (this “Agreement”) is entered into as of August 3, 2026 (the “Effective Date”), by and between (i) Gang Lin, an individual with an address at 113 Cruiser, Irvine, CA 92618 (“Lender”), and (ii) BITARI INC., a Texas corporation, with its principal office at 16544 HWY 152, Wheeler, TX 79096 (“Borrower”). Lender and Borrower are each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A.	Borrower desires to borrow, and Lender desires to lend, an aggregate principal amount of One Million Five Hundred Thousand United States Dollars (US$1,500,000), upon the terms and subject to the conditions set forth in this Agreement.

B.	Borrower intends to use the Loan proceeds for lawful corporate purposes, including a downstream equity contribution to Bitai Technology Inc., a subsidiary or controlled affiliate of Borrower (“Bitai”), and related project development and working-capital requirements.

C.	The board of directors or other duly authorized governing body of Borrower has approved the execution, delivery, and performance of this Agreement and the transactions contemplated hereby.

D.	The Parties intend that the Loan be an unsecured, non-convertible debt obligation of Borrower only, and that no direct payment, guarantee, lien, security interest, equity right, or creditor claim against Bitai or any other affiliate shall arise except under a separate written instrument expressly executed by the applicable party.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

(a)	Defined Terms. The following terms have the meanings set forth below. Other capitalized terms are defined elsewhere in this Agreement.

“Affiliate” means, with respect to a Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with that Person. “Control” means the direct or indirect power to direct management or policies, whether through ownership, contract, or otherwise.

“Agreement” has the meaning given in the introductory paragraph, including all schedules, exhibits, amendments, and written supplements executed in accordance with its terms.

“Applicable Law” means any federal, state, local, or foreign law, statute, ordinance, rule, regulation, order, judgment, decree, permit, or binding governmental requirement applicable to a Party or the transactions contemplated hereby.

“Business Day” means a day other than Saturday, Sunday, or a day on which commercial banks in Texas are authorized or required by law to close.

“Default” means an event or condition that, with notice, passage of time, or both, would constitute an Event of Default.

“Event of Default” has the meaning specified in Section 9.

“Loan Documents” means this Agreement, any repayment receipt, and any amendment, waiver, certificate, or other document expressly designated by the Parties as a Loan Document.

“Funding Date” means the date on which the Loan proceeds are actually and irrevocably credited in immediately available funds to the Designated Borrower Account, as evidenced by Borrower’s bank statement, incoming wire record, or other bank-generated record. The initiation, release, or debit of funds from Lender’s account shall not, by itself, constitute funding of the Loan.

“Governmental Authority” means any government, court, regulatory body, administrative agency, securities exchange, or other governmental or quasi-governmental authority.

“Loan” means the unsecured term loan made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” means this Agreement, the Funding Confirmation, any repayment receipt, and any amendment, waiver, certificate, or other document expressly designated by the Parties as a Loan Document.

“Material Adverse Effect” means a material adverse effect on (i) Borrower’s ability to perform its payment obligations under the Loan Documents, (ii) the legality, validity, or enforceability of any material provision of the Loan Documents, or (iii) Borrower’s authority to enter into and perform the Loan Documents; provided that general economic, industry, market, or securities-market conditions shall not, standing alone, constitute a Material Adverse Effect unless they disproportionately affect Borrower.

“Maturity Date” means the date that is six (6) calendar months after the Funding Date, subject to Section 4(d).

“Maximum Lawful Rate” means the maximum non-usurious rate of interest that may be contracted for, charged, taken, received, or reserved under Applicable Law.

“Obligations” means all present and future obligations of Borrower under the Loan Documents, including principal, accrued interest, and reimbursable enforcement costs, in each case subject to the usury limitations in this Agreement.

“Outstanding Principal” means the principal amount of the Loan actually funded and not repaid.

“Person” means any individual, corporation, limited liability company, partnership, trust, estate, association, governmental entity, or other legal or commercial entity.

“Sanctions” means applicable economic or financial sanctions, trade embargoes, or restrictive measures administered or enforced by the United States government, including the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“USD, US$, $, or Dollars” means lawful money of the United States of America.

(b)	Interpretation. Unless the context otherwise requires: (i) singular terms include the plural and vice versa; (ii) “including” means “including without limitation”; (iii) references to Sections and Schedules are to this Agreement; (iv) references to laws include amendments, replacements, and implementing regulations; (v) “or” is not exclusive; (vi) references to a number of days mean calendar days unless Business Days are expressly specified; and (vii) no presumption against a drafting Party applies.

(c)	Headings. Article and Section headings are for convenience only and do not affect interpretation.

2.	THE LOAN; FUNDING; USE OF PROCEEDS

(a)	Commitment. Subject to the terms and conditions of this Agreement, Lender agrees to make a single advance to Borrower in the principal amount of US$1,500,000. The commitment is personal to Lender and shall expire if the Loan is not funded by October 31, 2026, unless extended by a written agreement signed by both Parties.

(b)	Conditions to Funding. Lender’s obligation to fund is subject to receipt, in form reasonably satisfactory to Lender, of: (i) counterparts of this Agreement executed by both Parties; (ii) a certified copy of Borrower’s board resolutions authorizing the Loan and the downstream investment described herein; (iii) Borrower’s signed wire instructions; (iv) evidence of the authority of the officer executing this Agreement; and (v) such tax, identity, source-of-funds, or sanctions-compliance documentation as is reasonably necessary to complete the transaction lawfully. Any condition may be waived only in writing by the Party entitled to its benefit.

(c)	Funding Mechanics. Lender shall transfer the Loan proceeds in immediately available USD to the bank account identified as the “Designated Borrower Account” on Schedule I. Funding shall be deemed complete only when the funds are credited to that account. No payment directly to Bitai, any vendor, or any other Person shall constitute funding of the Loan unless Borrower gives prior written instructions signed by an authorized officer and expressly acknowledges that such payment is for Borrower’s account.

(d)	Funding Evidence. Funding of the Loan shall be deemed complete when the Loan proceeds are actually and irrevocably credited in immediately available funds to the Designated Borrower Account. Borrower’s bank statement, incoming wire confirmation, or other bank-generated record shall constitute prima facie evidence of the amount funded and the Funding Date, absent manifest error. Borrower shall notify Lender by email promptly after receipt of the Loan proceeds; provided that Borrower’s failure to provide such notice shall not affect the occurrence of the Funding Date or Borrower’s repayment obligations with respect to funds actually received.

(e)	Use of Proceeds. Borrower shall use the proceeds only for lawful corporate purposes. Borrower may contribute all or part of the proceeds to Bitai as an equity contribution or additional paid-in capital and may use a portion for transaction costs, project development, working capital, and related corporate needs. Borrower shall not use proceeds for personal, family, or household purposes, unlawful activity, money laundering, prohibited transactions, or any transaction violating Sanctions.

(f)	Downstream Investment Documentation. If Borrower contributes proceeds to Bitai, Borrower shall maintain separate and complete corporate records supporting the contribution, including applicable board or shareholder approvals, bank records, and capitalization records. Unless separately documented in writing, the contribution shall not reduce, novate, assign, or otherwise alter Borrower’s Obligations to Lender.

(g)	No Direct Rights Against Bitai. Lender acknowledges that the Loan is made solely to Borrower. Lender shall have no direct repayment claim against Bitai and no ownership, voting, conversion, management, lien, or security interest in Bitai or its assets by reason of this Agreement.

(h)	Related-Party Procedures. To the extent Lender is a shareholder, director, officer, employee, family member, affiliate, or other related party of Borrower, Borrower represents that the transaction has been disclosed, reviewed, and approved in accordance with Borrower’s governing documents, applicable related-party transaction policies, and Applicable Law. The Parties shall cooperate with reasonable audit, disclosure, and regulatory requirements relating to that status.

3.	INTEREST

(a)	Stated Rate. Outstanding Principal shall bear simple interest at a fixed rate of ten percent (10.00%) per annum from and including the Funding Date through but excluding the date on which the Outstanding Principal is paid in full.

(b)	Day-Count Convention. Interest shall be computed on the basis of a 365-day year and the actual number of days elapsed. Interest shall accrue daily and shall not compound, except that any unpaid interest reduced to a final judgment may bear interest as provided by Applicable Law.

(c)	Accrual After Maturity. After the Maturity Date or acceleration, Outstanding Principal shall continue to bear interest at the lesser of (i) ten percent (10.00%) per annum and (ii) the Maximum Lawful Rate, until paid in full. No higher default-rate premium is imposed under this Agreement.

(d)	Interest Calculation. Schedule II provides the calculation methodology and illustrative examples. The actual amount due shall be determined using the actual Funding Date, actual payment date, and Outstanding Principal.

(e)	Usury Savings. The Parties intend to comply strictly with all Applicable Law governing interest. Notwithstanding any provision of any Loan Document, Lender shall never be entitled to contract for, charge, take, reserve, receive, or collect interest in excess of the Maximum Lawful Rate. If any amount characterized as interest would exceed the Maximum Lawful Rate, that amount shall automatically be reduced to the Maximum Lawful Rate, and any excess previously paid shall, at Lender’s option and to the extent permitted by law, be applied to principal or refunded to Borrower. All charges that constitute interest under Applicable Law shall be aggregated and spread over the full lawful term of the Loan to the greatest extent permitted by law.

4.	PAYMENT; MATURITY; PREPAYMENT

(a)	Payment at Maturity. On the Maturity Date, Borrower shall pay in full all Outstanding Principal, all accrued and unpaid interest, and all other then-due Obligations. No scheduled installment of principal or interest is required before the Maturity Date unless the Parties execute a written amendment.

(b)	Payment Method. Payments shall be made in immediately available USD by wire transfer to the account designated by Lender in Schedule I or in a later written notice signed by Lender and verified by Borrower using commercially reasonable anti-fraud procedures. Payment is effective when irrevocably credited to Lender’s designated account.

(c)	No Setoff. All payments shall be made without setoff, counterclaim, deduction, or defense, except for deductions or withholding required by Applicable Law.

(d)	Business Day Convention. If a payment is due on a day that is not a Business Day, payment shall be due on the next Business Day, and interest shall accrue through the actual payment date.

(e)	Voluntary Prepayment. Borrower may prepay all or any portion of the outstanding principal amount of the Loan at any time without premium or penalty upon at least one (1) Business Day’s prior written notice to Lender. Any partial prepayment shall be in a minimum principal amount of US$50,000, unless such prepayment repays the Loan in full. Each prepayment shall be accompanied by all accrued and unpaid interest on the principal amount being prepaid through but excluding the applicable prepayment date.

(f)	Application of Payments. Unless otherwise required by Applicable Law, payments shall be applied first to reimbursable enforcement costs then due, second to accrued and unpaid interest, and third to Outstanding Principal.

(g)	Payment Receipt. Within five (5) Business Days after final payment, Lender shall provide a written receipt confirming satisfaction of the Obligations, subject to final collection of funds. Upon full payment, this Agreement shall terminate except for provisions that expressly survive.

5.	TAXES AND WITHHOLDING

(a)	Tax Reporting. Lender shall provide Borrower with a properly completed and executed IRS Form W-9 prior to the payment of interest. Borrower shall report interest paid under this Agreement on IRS Form 1099-INT to the extent required by applicable law. Except for any backup withholding or other withholding required by applicable law, Lender shall be solely responsible for reporting and paying all taxes imposed on the interest received under this Agreement.

(b)	No Tax Advice. Each Party is responsible for its own tax advice, reporting, and liabilities arising from the Loan. Neither Party relies on the other for tax advice.

6.	REPRESENTATIONS AND WARRANTIES OF BORROWER

(a)	Organization and Good Standing. Borrower is duly incorporated, validly existing, and in good standing under the laws of the State of Texas, except where failure to maintain good standing would not reasonably be expected to impair its ability to perform the Obligations.

(b)	Power and Authority. Borrower has full corporate power and authority to own its assets, conduct its business, enter into the Loan Documents, borrow the Loan, and perform its Obligations.

(c)	Authorization. Execution, delivery, and performance of the Loan Documents and the transactions contemplated thereby have been duly authorized by all necessary corporate action. No shareholder approval is required except any approval already obtained or to be obtained before funding.

(d)	Binding Obligation. Each Loan Document executed by Borrower constitutes a legal, valid, and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject to bankruptcy, insolvency, fraudulent-transfer, reorganization, moratorium, and similar laws affecting creditors’ rights generally and general principles of equity.

(e)	No Conflict. Execution and performance of the Loan Documents do not violate Borrower’s governing documents, Applicable Law, or any material agreement binding on Borrower, and do not result in the creation of any lien under any agreement, except in each case as would not reasonably be expected to have a Material Adverse Effect.

(f)	Consents. No consent, approval, authorization, filing, or registration with a Governmental Authority is required for Borrower to execute and perform the Loan Documents, except those already obtained, those to be obtained before funding, or routine disclosures or filings that do not affect enforceability.

(g)	Solvency. Immediately after giving effect to the Loan and intended use of proceeds, Borrower is not insolvent and does not intend to incur debts beyond its ability to pay as they become due. This representation is based on Borrower’s good-faith assessment and does not constitute a guarantee of future financial performance.

(h)	Litigation and Orders. There is no pending action, proceeding, injunction, or order known to Borrower that prohibits execution or performance of the Loan Documents or would reasonably be expected to have a Material Adverse Effect.

(i)	Information Supplied. Financial statements, capitalization information, and other written information supplied by Borrower specifically for this transaction are, when furnished, true and correct in all material respects and not materially misleading, subject to ordinary year-end adjustments, estimates, assumptions, and disclosures identified therein. No representation is made regarding projections except that they were prepared in good faith based on assumptions believed reasonable when made.

(j)	Compliance. Borrower is in compliance with Applicable Law, including anti-bribery, anti-money laundering, and Sanctions laws, except for noncompliance that would not reasonably be expected to have a Material Adverse Effect. Borrower is not knowingly using the Loan to benefit a Person or transaction prohibited by Sanctions.

(k)	Taxes. Borrower has filed material tax returns required to be filed and paid material taxes due, except amounts being contested in good faith by appropriate proceedings and for which appropriate reserves have been maintained, or where failure would not reasonably be expected to have a Material Adverse Effect.

(l)	Brokers. Borrower has not engaged a broker or finder whose fee would be payable by Lender in connection with the Loan.

(m)	No Default. No Event of Default has occurred and is continuing as of the Effective Date and, after giving effect to funding, no Event of Default will arise solely by reason of the Loan.

7.	REPRESENTATIONS AND WARRANTIES OF LENDER

(a)	Capacity and Authority. Lender has full legal capacity and authority to execute, deliver, and perform this Agreement.

(b)	Ownership and Source of Funds. Lender is the lawful owner or authorized controller of the funds to be advanced. The funds are not derived from unlawful activity, and funding the Loan will not violate Applicable Law, Sanctions, or any agreement binding on Lender.

(c)	Independent Decision. Lender has made an independent decision to enter into this Agreement, has had the opportunity to consult legal, tax, and financial advisers, and is not relying on Borrower or any affiliate as a fiduciary or investment adviser.

(d)	No Equity or Securities Rights. Lender understands that the Loan is a debt transaction and does not provide equity, conversion, voting, profit-sharing, registration, preemptive, or other securities rights.

(e)	Brokers. Lender has not engaged a broker or finder whose fee would be payable by Borrower in connection with the Loan.

(f)	Tax Status. The tax form provided by Lender is accurate and complete in all material respects as of delivery, and Lender shall promptly notify Borrower of a material change affecting withholding.

8.	COVENANTS

(a)	Corporate Existence. Until the Obligations are paid in full, Borrower shall preserve its corporate existence and material rights, except for a merger, conversion, reorganization, or similar transaction in which the surviving or successor entity assumes the Obligations in writing and the transaction does not materially impair repayment.

(b)	Books and Records. Borrower shall maintain books and records sufficient to identify receipt of the Loan, accrual of interest, use of proceeds, and any downstream contribution to Bitai in accordance with Borrower’s consistently applied accounting practices.

(c)	Compliance and Taxes. Borrower shall comply in all material respects with Applicable Law and timely pay material taxes when due, except amounts contested in good faith with appropriate reserves.

(d)	Use of Proceeds. Borrower shall use the Loan in accordance with Section 2(e) and shall maintain reasonable supporting documentation for audit and due-diligence purposes.

(e)	Information. Upon reasonable written request and subject to confidentiality restrictions, Borrower shall provide Lender with information reasonably necessary to verify the Outstanding Principal, accrued interest, use of proceeds, and Borrower’s ability to satisfy the Obligations. Borrower may redact privileged, competitively sensitive, personal, or third-party confidential information and may require customary confidentiality protections.

(f)	Notices of Material Events. Borrower shall promptly notify Lender after becoming aware of: (i) an Event of Default; (ii) commencement of a bankruptcy or insolvency proceeding by or against Borrower; (iii) any action challenging the validity of a Loan Document; or (iv) any other event that Borrower reasonably expects will materially impair timely payment.

(g)	Distributions During Default. While an Event of Default is continuing, Borrower shall not declare or make dividends or distributions to shareholders, redeem equity, or make non-ordinary-course payments to affiliates, in each case if doing so would materially impair payment of the Obligations; provided that ordinary payroll, expense reimbursement, tax distributions, and payments under bona fide arm’s-length arrangements may continue.

(h)	Asset Transfers. Borrower shall not sell or transfer all or substantially all of its assets unless the transferee or surviving entity assumes the Obligations in writing or the Loan is paid in full at or before closing.

(i)	Additional Financing. Nothing in this Agreement prohibits Borrower from obtaining additional debt or equity financing, granting security interests to other creditors, entering into ordinary-course obligations, or completing a public or private offering, provided that Borrower does not represent that this Loan is subordinated or secured unless Lender separately agrees in writing.

(j)	Further Assurances. Each Party shall execute and deliver reasonable further documents necessary to carry out the express terms of the Loan Documents, provided that no Party is required to assume materially greater economic obligations without its written consent.

9.	EVENTS OF DEFAULT

(a)	Payment Default. Borrower fails to pay principal, interest, or another material amount when due and such failure continues for three (3) Business Days after written notice; provided that no notice is required following the Maturity Date if Lender previously delivered wire instructions reasonably sufficient to permit payment.

(b)	Covenant Default. Borrower fails to perform a material covenant under a Loan Document and, if the failure is capable of cure, it continues for ten (10) Business Days after written notice. If cure cannot reasonably be completed within ten Business Days, no Event of Default occurs so long as Borrower begins cure within that period, diligently pursues it, and completes it within thirty (30) days after notice.

(c)	Misrepresentation. A representation or warranty made by Borrower in a Loan Document was materially false or misleading when made, and, if the effect is capable of cure, Borrower fails to cure within ten (10) Business Days after written notice.

(d)	Insolvency Proceedings. Borrower (i) commences a voluntary bankruptcy, insolvency, receivership, or similar proceeding; (ii) makes a general assignment for the benefit of creditors; (iii) admits in writing its inability to pay debts as they become due; or (iv) becomes subject to an involuntary proceeding that is not dismissed or stayed within sixty (60) days.

(e)	Dissolution or Cessation. Borrower approves dissolution, liquidation, or cessation of substantially all business operations, other than a transaction permitted by Section 8(a) or 8(h).

(f)	Invalidity. A material Loan Document ceases to be valid and binding against Borrower, or Borrower contests its validity in writing, other than as part of a good-faith dispute regarding interpretation or amount.

10.	REMEDIES

(a)	Acceleration. Upon an Event of Default under Section 9(d), the Obligations shall automatically become immediately due and payable to the extent provided by Applicable Law. Upon any other continuing Event of Default, Lender may declare all or part of the Obligations immediately due and payable by written notice to Borrower.

(b)	Enforcement. Following acceleration, Lender may exercise remedies available at law or in equity, subject to the terms of the Loan Documents. The remedies are cumulative and may be exercised separately or concurrently.

(c)	Enforcement Costs. Borrower shall reimburse Lender for reasonable and documented out-of-pocket attorneys’ fees and court costs actually incurred to enforce the Loan Documents after an Event of Default, but only to the extent awarded by a court, agreed in a written settlement, or otherwise recoverable under Applicable Law. Such amounts are subject to the usury savings provision.

(d)	No Security; No Self-Help Against Affiliate Assets. The Loan is unsecured. Lender has no right to seize, foreclose upon, control, or direct the assets or operations of Borrower or any affiliate except through lawful judicial process and only to the extent permitted by a final enforceable order.

(e)	Mitigation. Each Party shall use commercially reasonable efforts to mitigate damages arising from a breach of a Loan Document.

11.	UNSECURED STATUS; RANKING; NO IMPLIED SUBORDINATION

(a)	Unsecured Obligation. The Obligations are general unsecured obligations of Borrower. No Loan Document grants Lender a lien, mortgage, pledge, security interest, guarantee, or other credit support.

(b)	Ranking. As between Borrower and Lender, the payment Obligations rank at least pari passu with Borrower’s other present and future general unsecured, unsubordinated indebtedness, except obligations mandatorily preferred by Applicable Law or expressly subordinated under a separate written agreement.

(c)	No Implied Subordination. Lender is not required to subordinate the Loan to future financing. Borrower may request subordination, standstill, intercreditor, or similar arrangements, but no such arrangement is effective unless set forth in a separate writing signed by Lender. Refusal to subordinate is not a Default.

12.	INDEMNIFICATION; LIMITATION OF DAMAGES

(a)	Borrower Indemnity. Borrower shall indemnify Lender against direct losses, claims, and reasonable documented out-of-pocket costs resulting from Borrower’s material breach of a Loan Document, fraud, willful misconduct, or unlawful use of proceeds, except to the extent caused by Lender’s gross negligence, willful misconduct, fraud, or material breach.

(b)	Lender Indemnity. Lender shall indemnify Borrower against direct losses, claims, and reasonable documented out-of-pocket costs resulting from Lender’s material breach of a Loan Document, fraud, willful misconduct, or unlawful source or transfer of funds, except to the extent caused by Borrower’s gross negligence, willful misconduct, fraud, or material breach.

(c)	Exclusion of Consequential Damages. Except for fraud, willful misconduct, breach of confidentiality, indemnity obligations to a third party, or amounts expressly payable under the Loan Documents, neither Party shall be liable to the other for special, exemplary, punitive, indirect, incidental, or consequential damages, including lost profits or loss of business opportunity.

(d)	Survival. This Article survives termination and repayment.

13.	CONFIDENTIALITY; DISCLOSURE

(a)	Confidentiality. Each Party shall keep the non-public terms of the Loan Documents and confidential information received from the other Party confidential and shall use such information only for the Loan and related legal, tax, accounting, audit, financing, governance, and regulatory purposes.

(b)	Permitted Disclosures. A Party may disclose confidential information to its directors, officers, employees, affiliates, attorneys, accountants, auditors, insurers, financing sources, investors, underwriters, stock exchanges, and regulators who have a need to know and are subject to confidentiality obligations, and as required by Applicable Law, subpoena, court order, securities filing, listing rule, audit standard, or governmental request.

(c)	Required Disclosure Procedure. To the extent legally permitted and reasonably practicable, a Party required to make public or compulsory disclosure shall give the other Party prior notice and reasonably cooperate regarding the scope and timing of disclosure. No Party is required to delay a legally mandated filing or disclosure.

(d)	Publicity. Neither Party shall issue a press release using the other Party’s name, trademarks, or logo regarding the Loan without prior written consent, except for legally required disclosures.

(e)	Return or Destruction. Upon written request after repayment, each Party shall return or destroy confidential information of the other, except archival copies retained for legal, compliance, audit, backup, or recordkeeping purposes.

14.	NOTICES; PAYMENT-INSTRUCTION SECURITY

(a)	Form. Notices under this Agreement must be in writing and delivered by personal delivery, nationally recognized overnight courier, certified or registered U.S. mail (return receipt requested), or email to the addresses listed on Schedule I. Notices are effective: (i) when delivered personally; (ii) one Business Day after deposit with an overnight courier; (iii) three Business Days after deposit in U.S. mail; or (iv) for email, when sent without automated failure notice before 5:00 p.m. recipient local time on a Business Day, otherwise the next Business Day.

(b)	Changes. A Party may change its notice information by notice complying with this Article.

(c)	Wire-Fraud Prevention. A change to payment or wire instructions is ineffective unless contained in a notice signed by the applicable Party and independently verified by telephone or another pre-agreed method using contact information previously known to the verifying Party. Neither Party is required to act on payment instructions contained solely in an email that changes prior instructions. Each Party shall promptly notify the other of suspected compromise, spoofing, or unauthorized access affecting communications relating to the Loan.

(d)	Operational Communications. Routine communications may be sent by email, but notices of Default, acceleration, amendment, waiver, assignment, change of payment instructions, or termination must comply with this Article.

15.	ASSIGNMENT; SUCCESSORS

(a)	Borrower Assignment. Borrower may not assign or delegate its rights or Obligations without Lender’s prior written consent, except to a successor in a merger, conversion, reorganization, or sale of substantially all assets if the successor assumes the Obligations in writing and the transaction complies with Section 8(h).

(b)	Lender Assignment. Lender may not assign, participate, pledge, or transfer any interest in the Loan without Borrower’s prior written consent, which shall not be unreasonably withheld with respect to a transfer to Lender’s revocable trust, estate-planning vehicle, executor, administrator, or heirs, provided that the transferee supplies required tax and identity documentation and agrees in writing to be bound by the Loan Documents.

(c)	Effect. Any purported assignment in violation of this Article is void to the fullest extent permitted by Applicable Law. Subject to the foregoing, the Loan Documents bind and benefit the Parties and their permitted successors and assigns.

16.	GOVERNING LAW; VENUE; JURY WAIVER

(a)	Governing Law. This Agreement and all claims arising out of or relating to it, whether in contract, tort, statute, or otherwise, shall be governed by the laws of the State of Texas, without regard to conflict-of-laws rules that would require application of another jurisdiction’s laws.

(b)	Exclusive Venue. Each Party irrevocably submits to the exclusive jurisdiction of the state courts located in Wheeler County, Texas, and the United States District Court for the Northern District of Texas, Amarillo Division, for any action arising out of or relating to the Loan Documents, and waives objections based on venue or inconvenient forum.

(c)	Service of Process. Service of process may be made in any manner permitted by Applicable Law. Nothing limits a Party’s right to serve process through formal channels required by law.

(d)	JURY TRIAL WAIVER. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY KNOWINGLY, VOLUNTARILY, AND IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY. EACH PARTY ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO CONSULT COUNSEL REGARDING THIS WAIVER.

(e)	Equitable Relief. A breach of confidentiality or unauthorized assignment may cause irreparable harm for which monetary damages are inadequate; accordingly, a Party may seek temporary, preliminary, or permanent equitable relief, subject to Applicable Law, without waiving other remedies.

17.	MISCELLANEOUS

(a)	Entire Agreement. The Loan Documents constitute the complete and final agreement of the Parties concerning the Loan and supersede all prior and contemporaneous oral and written discussions, term sheets, messages, and understandings concerning the same subject matter.

(b)	Amendments and Waivers. No amendment, extension, waiver, consent, or modification is effective unless in a writing that expressly refers to this Agreement and is signed by both Parties. A waiver applies only to the specific instance and purpose stated.

(c)	No Oral Modification. Oral statements, text messages, instant messages, and informal emails do not amend, extend, waive, or modify the Loan Documents unless incorporated into a formal writing signed by both Parties.

(d)	No Waiver by Delay. Failure or delay in exercising a right does not waive that right. A single or partial exercise does not prevent another or further exercise.

(e)	Severability and Reformation. If a provision is held invalid or unenforceable, it shall be enforced to the maximum lawful extent and, if necessary, reformed narrowly to reflect the Parties’ original intent, and the remaining provisions shall remain in effect.

(f)	Counterparts and Electronic Signatures. This Agreement may be executed in counterparts, each of which is deemed an original and all of which constitute one instrument. Signatures delivered electronically, by PDF, or through an electronic-signature platform have the same effect as originals to the extent permitted by Applicable Law.

(g)	Expenses. Except as expressly provided in Section 10(c), each Party shall bear its own legal, accounting, tax, advisory, and transaction expenses.

(h)	No Partnership or Fiduciary Relationship. The Loan Documents do not create a partnership, joint venture, agency, fiduciary, employment, or advisory relationship. Lender has no management or control rights over Borrower or its affiliates.

(i)	No Third-Party Beneficiaries. Except for permitted successors and assigns and indemnified persons to the extent expressly provided, no Person other than the Parties has rights under the Loan Documents.

(j)	Time of Essence. Time is of the essence with respect to payment obligations and any expressly stated deadline.

(k)	Survival. Provisions concerning accrued payment obligations, taxes, confidentiality, indemnification, limitation of damages, governing law, venue, jury waiver, enforcement costs, and interpretation survive repayment or termination to the extent necessary to give them effect.

(l)	Further Documentation for Audit and Due Diligence. The Parties shall reasonably cooperate in confirming the existence, funding, outstanding balance, interest accrual, repayment, related-party status, and use of proceeds of the Loan for lawful audit, financing, listing, securities, and due-diligence purposes, provided that no Party is required to disclose privileged information or accept additional economic obligations.

(m)	English Language. This Agreement is executed in English. Any translation is for convenience only, and the English version controls in the event of inconsistency.

THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES CONCERNING THE LOAN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES CONCERNING THE LOAN.

SIGNATURE PAGE

to Unsecured Loan Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement through their duly authorized signatures as of the Effective Date.

LENDER		BORROWER
BITARI INC.

By:	/s/ Gang Lin	By:	/s/ Chang(Tommy) Yao
Name:	Gang Lin	Name:	Chang(Tommy) Yao
Date:	August 3,2026	Title:	CO-CEO
Email:		Date:	August 3, 2026

SCHEDULE I

KEY TERMS, NOTICE DETAILS, AND WIRE INSTRUCTIONS

Item	Term
Effective Date	August 3, 2026
Lender	Gang Lin
Borrower	Bitari Inc., a Texas corporation
Commitment / Principal Amount	US$1,500,000
Funding Date	[Actual date funds are credited]
Maturity Date	[Six months after Funding Date]
Interest Rate	10.00% per annum, simple interest
Interest Basis	Actual days / 365-day year
Payment Structure	Single payment of principal plus accrued interest at maturity
Security	Unsecured
Conversion Rights	None
Prepayment	Permitted without premium or penalty
Purpose	Corporate purposes, including equity contribution to Bitai Technology Inc. and related project and working-capital uses
Venue County	Wheeler, County, Texas

Notice Details

Party	Mail / Courier	Email / Verification Phone
Lender	Gang Lin,
Borrower	Bitari Inc, 16544 HWY 152, Wheeler, TX 79096

SCHEDULE II

INTEREST CALCULATION AND ILLUSTRATIVE REPAYMENT

Formula: Accrued Interest = Outstanding Principal × 10.00% × (Actual Days Elapsed ÷ 365).

Maturity Payment: Outstanding Principal + Accrued Interest + any other amounts properly due under the Agreement.

Illustrative Days	Principal	Illustrative Interest	Illustrative Total Due
181	$1,500,000.00	$74,383.56	$1,574,383.56
182	$1,500,000.00	$74,794.52	$1,574,794.52
183	$1,500,000.00	$75,205.48	$1,575,205.48
184	$1,500,000.00	$75,616.44	$1,575,616.44

Important: The table is illustrative only. The actual interest and total payment depend on the actual Funding Date, actual payment date, funded principal, and any prepayments. If the Maturity Date falls on a non-Business Day, interest continues through the next Business Day on which payment is made.